Exhibit 99.2

HAN KUN LAW OFFICES

Suite 906, Office Tower C1, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, P. R. China

TEL: (86 10) 8525 5500; FAX: (86 10) 8525 5511 / 8525 5522

March 26, 2014

To:	500.COM LIMITED

500.com Building

Shenxianling Sports Center

Longgang District

Shenzhen, 518115

People’s Republic of China

Dear Sirs or Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC” or “China”, for the purpose of this opinion only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof.

We act as the PRC counsel to 500.COM LIMITED (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the Company’s Registration Statement on Form F-1 dated March 26, 2014, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the offering (the “Offering”) by the Company and certain selling shareholders named in the Registration Statement of American Depositary Shares (“ADSs”), representing Class A ordinary shares of the Company (the “Ordinary Shares”) and (ii) the Company’s proposed supplemental listing of its ADSs on the New York Stock Exchange. We have been requested to give this opinion on the PRC Companies (as defined below).

A.	Assumptions

In rendering this opinion, we have examined originals or copies of the due diligence documents provided to us by the Company and the PRC Companies and such other documents, corporate records and certificates issued by the governmental authorities in the PRC (collectively the “Documents”).

In rendering this opinion, we have assumed that (“Assumptions”):

i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto, other than the PRC Companies, is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

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ii.	Each of the parties to the Documents, other than the PRC Companies, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; each of the parties other than the PRC Companies, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization; and

iii.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with.

B.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

(a)	“CSRC” means the China Securities Regulatory Commission of the PRC;

(b)	“PRC” or “China” means the People’s Republic of China (for the purposes of this opinion only, other than the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan);

(c)	“PRC Affiliated Companies” means Shenzhen E-Sun Network Co., Ltd., Shenzhen E-Sun Sky Network Technology Co., Ltd., Shenzhen Youlanguang Technology Co., Ltd., and Shenzhen Guangtiandi Technology Co., Ltd.;

(d)	“PRC Companies” means the PRC Affiliated Companies and the PRC Subsidiary (as defined below);

(e)	“PRC Laws” means all applicable laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available as of the date of this opinion in the PRC;

(f)	“PRC Subsidiary” means E-Sun Sky Computer (Shenzhen) Co., Ltd.; and

(g)	“SAFE” means the State Administration of Foreign Exchange of the PRC.

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Based on our review of the Documents, to our best knowledge after due inquiry against the Company and the PRC Companies, subject to the Assumptions and the Qualifications, and except as publicly disclosed in the Registration Statement, we are of the opinion that:

According to “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” (the “M&A Rules”), issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the CSRC, and SAFE on August 8, 2006 and amended on June 22, 2009 by the Ministry of Commerce, offshore special purpose vehicles, or SPVs, formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled by PRC individuals are required to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, pursuant to the M&A Rules and other PRC Laws, the CSRC, in its official website, promulgated relevant guidance with respect to the issues of listing and trading of domestic enterprises securities on overseas stock exchanges, including a list of application materials with respect to the listing on overseas stock exchanges by SPVs. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, since the PRC Subsidiary was established in 2007 by means of direct investment rather than by merger or acquisition by the Company of the equity interest or assets of any “domestic company” as defined under the M&A Rules, and no explicit provision in the M&A Rules classifies the contractual arrangements between the PRC Subsidiary and the PRC Affiliated Companies (as the case may be) as a type of acquisition transaction falling under the M&A Rules, we are of the opinion that the Company is not required to obtain the approval from CSRC under the M&A Rules or any approvals, authorization, consent or order of, filing with or exemption or waiver by any governmental or regulatory agency or any court in the PRC in connection with the issue and sale of the Ordinary Shares and the ADSs by the Company and the listing and trading of the ADSs on the NYSE by the Company.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	Our opinion is limited to the PRC Laws of general application on the date hereof. For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	The PRC laws and regulations referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

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iii.	Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent or coercionary; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities.

v.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ HAN KUN LAW OFFICES
HAN KUN LAW OFFICES

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